EXHIBIT 99.1
Contact:    Joe Schierhorn, President, CEO and COO
(907) 261-3308
Michael Martin, General Counsel
(907) 261-3542

NEWS RELEASE

Northrim BanCorp to Sell Northrim Benefits Group to Acrisure

ANCHORAGE, AK - August 14, 2017, Northrim BanCorp Inc., the parent company of Northrim Bank (NASDAQ: NRIM), today announced that Northrim Benefits Group (NBG) sold substantially all of its assets to Michigan-based Acrisure. Acrisure, a national insurance brokerage company offering insurance and risk management services, is the 12th largest insurance agency in the United States with more than 120 affiliated agencies. NBG will be Acrisure’s second affiliate agency in Alaska.

“We purchased our ownership in Northrim Benefits Group in 2005 to provide additional financial services to our growing customer base,” said Joe Schierhorn, President and CEO of Northrim BanCorp. “Today, we believe there are benefits for Northrim Benefits Group to align with Acrisure, as the health insurance industry continues to evolve. We believe that our customers have benefited from Northrim’s relationship with this complementary business services group, and NBG has been a solid contributor to revenues.”
Northrim is selling its interest in NBG’s assets for $4.6 million, generating a net profit after tax of $2.7 million, or $0.39 per share, in the third quarter of 2017. In 2016, NBG contributed $3.8 million, or 3.8% of Northrim’s total revenues. Current management and staff of NBG will remain in place following the transaction, which closed on August 14, 2017.

“We are excited to affiliate with Acrisure to provide even more insurance products and services to our customers,” said Joshua Weinstein, President of NBG.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company.

www.northrim.com

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Transmitted on Globe Newswire on August 14 2017, at 12:39 p.m. Alaska Time.